ROWLAND W. DAY II

Our File Number	ATTORNEY
Admitted in California
465 Echo Bay Trail
Bigfork, Montana 59911
949 350-6500

April 11, 2022

The Board of Directors

SOS Hydration Inc.

4822 Sterling Drive

Boulder, CO 80301

Re:	Form S-1 Registration Statement filed by SOS Hydration Inc., a Nevada corporation

Ladies and Gentlemen:

We have acted as counsel for SOS Hydration Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No.333-262290 (the “Registration Statement”) filed by the Company, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) covering an underwritten public offering of (i) 1,829,545 shares (the “Shares”) of common stock par value $0.001 per share (the “Common Stock”), which amount includes 238,636 Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters, (ii) warrants to purchase 1,829,545 shares of Common Stock (each a “Warrant,” and each share of Common Stock underlying a Warrant, a “Warrant Share”), which amount includes Warrants to purchase 238,636 shares of Common Stock that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters and (iii) underwriter warrants (each an “Underwriter Warrant,” and each share of Common Stock underlying an Underwriter Warrant, an “Underwriter Warrant Share”) to purchase up to 146,636 shares of Common Stock as contemplated pursuant to the Registration Statement. The Shares, the Warrant, and the Underwriter Warrants are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the underwriters named therein. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, (i) the articles of incorporation and bylaws of the Company as are currently in effect; (ii) a certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and shareholders; (iii) certificates and reports of various state authorities and public officials; (iv) the form of underwriting agreement to be executed by the Company and Maxim Group LLC, as representatives of the several underwriters named therein, which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); (v) the form of Warrant; (vi) the form of Warrant Agency Agreement; (vii) the form of Underwriter Warrant; and (viii) a form of the share certificate representing the common stock of the Company.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares, when issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, such Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iii) the Warrant Shares, when issued, sold and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, (iv) the Underwriter Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, such Underwriter Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, and (v) the Underwriter Warrant Shares, when issued, sold and paid for in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

In rendering our opinion, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  We express no opinion as to the laws of any other jurisdiction.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and consent to the reference of our firm under “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

Rowland W. Day II